Exhibit 10.28

SURFACE LEASE AGREEMENT

This Surface Lease Agreement (“Agreement”) is entered into by and between TOM-STACK, LLC, a Delaware limited liability company (“Lessor”), and SPRE WA TONGA OK, LLC, a Georgia limited liability company (“Lessee”).

WITNESSETH:

WHEREAS, Lessor is the owner of a certain parcel of land described/depicted on Exhibit “A” attached hereto and forming a part hereof (the “Property”);

WHEREAS, Lessee desires to lease from Lessor the surface of a tract of land included within the Property and measuring approximately ten and fifty-seven one hundredths (10.57) acres and being more particularly described/depicted as the “LEASED PREMISES” on Exhibit “B” attached hereto and made a part hereof (the “Leased Premises”), for the sole purpose of constructing, operating, and maintaining a data processing facility;

WHEREAS, Lessee desires to utilize the area included within the Property described/depicted as the “ELECTRIC USE AREA” on Exhibit “B” (the “Electric Use Area”), for the sole purpose of constructing, operating, and maintaining electric facilities for use in the operation of Lessee’s data processing facility;

WHEREAS, Lessee desires to utilize the area included within the Property described/depicted as the “WATER PIPELINE USE AREA” on Exhibit “B” (the “Water Pipeline Use Area”), for the sole purpose of constructing, operating, and maintaining a pipeline for the transportation of water only for use in the operation of Lessee’s data processing facility;

WHEREAS, Lessor desires to lease the Leased Premises to Lessee, and permit the non-exclusive use of the Electric Use Area and Water Pipeline Use Area, on the terms and conditions set forth herein.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Leased Premises. Lessor does hereby lease, let, and demise unto the Lessee the Leased Premises.

2.	Use of Leased Premises. The Leased Premises shall be used by Lessee solely for the purpose of constructing, operating, and maintaining a data processing facility.

3.

Water Well. Subject to any other party’s rights in and to such groundwater, and provided Lessee delivers to Lessor an initial payment of Ten Thousand and No/100 dollars($ 10,000.00), which payment must be made to Lessor upon full execution of this Agreement, Lessee may drill one (1) water well (“Water Well”) on the Leased Premises, in such area approved in advance by Lessor, and extract and produce groundwater from the Leased Premises solely for Lessee’s use in connection with the construction, operation, and maintenance of a data processing facility on the Leased Premises. In addition, for continued use of the Water Well and extraction and production of groundwater from the Leased Premises following expiration of the Initial Term, during such times this Agreement remains in effect, Lessee shall make an annual payment to Lessor of Two Thousand Five Hundred and No/100 dollars ($2,500.00), without demand, deduction or offset, at Lessor’s address set forth herein or at such other place as Lessor shall designate in writing from time to time, with each such annual payment being due on or before the expiration of the Initial Term and each subsequent anniversary thereof. In no event may Lessee at any time (a) sale or transfer, or permit the sale or transfer of, groundwater extracted or produced from the Leased Premises, (b) use, or permit to be used, any groundwater extracted or produced from the Leased Premises in connection with any use or operation other than Lessee’s construction, operation, and maintenance of a data processing facility on the Leased Premises, or (c) transport, or permit to be transported, any groundwater extracted or produced from the Leased Premises to any location not located on the Leased Premises. Lessee is responsible for obtaining and maintaining all local, state, and federal approvals and/or permits for drilling the Water Well on the Leased Premises and the extraction and production of groundwater from the Leased Premises. Upon termination of this Agreement, or Lessee’s earlier cessation of use of the Water Well, notwithstanding anything herein to the contrary, Lessee shall, at Lessor’s election (in Lessor’s sole discretion), (a) transfer ownership of the Water Well to Lessor, at no cost to Lessor, or (b) plug and abandon the Water Well in accordance with all laws, rules, regulations, and ordinances.

4.

Electric. Lessor does hereby grant unto the Lessee the non-exclusive right to use and access the Electric Use Area solely for the purpose of constructing, operating, and maintaining electric facilities solely for the purpose of providing electricity to the Leased Premises. Without limiting any other provision of this Agreement, the design, construction, operation, testing, protection, and maintenance of Lessee’s electric facilities shall be in strict compliance with all rules, requirements, regulations, guidance, and/or recommendations of NFPA 70, NFPA 70E, the Institute of Electronic and Electrical Engineers, and the National Electrical Testing Association. Lessee assumes all risk and liability arising from its electric facilities and/or the construction, operation, and maintenance thereof.

5.

Water Pipeline. Lessor does hereby grant unto the Lessee the non-exclusive right to use and access the Water Pipeline Use Area solely for the purpose of constructing, operating, and maintaining a pipeline (“Water Pipeline”) for the sole purpose oftranspo1ting water only to the Leased Premises. Lessee shall buy and maintain the Water Pipeline at a depth of at least forty eight inches (48”) below the surface of the ground. Lessee assumes all risk and liability arising from the Water Pipeline and/or the construction, operation, and maintenance thereof.

6.

Shop Warehouse. Lessor does hereby grant unto the Lessee the non-exclusive right to use and access the area depicted as “SHOP WAREHOUSE” on Exhibit “B” (the “Shop Warehouse”), for the sole purpose of utilizing the bathroom and breakroom areas of the Shop Warehouse. Lessee’s use of said Shop Warehouse shall comply in all respects with the rights and obligations of Lessee with respect to the Leased Premises. Lessee’s right to use the Shop Warehouse is revokable at any time, and Lessor may, at any time, with or without cause, revoke Lessee’s right to use the Shop Warehouse. Lessee shall, upon termination of Lessee’s right to use the Shop Warehouse, surrender and return the Shop Warehouse to Lessor in as good condition as when received. Lessor shall have no obligation to repair, or provide any supplies with respect to, the Shop Warehouse. Lessee shall provide all supplies utilized by Lessee and its agents, employees, contractors, and invitees with respect to the Shop Warehouse.

7.

Use of Equipment. Lessee shall have the right to use the equipment identified on Exhibit “C” attached hereto and forming a part hereof (the “Equipment”). LESSEE ACCEPTS THE EQUIPMENT IN ITS “AS IS” AND “WHERE IS” CONDITION AND ACKNOWLEDGES THAT NO REPRESENTATIONS OR WARRANTY, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, HAS BEEN MADE BY LESSOR WITH RESPECT TO THE CONDITION OF THE EQUIPMENT OR ITS SUITABILITY FOR ANY USE OR PURPOSE AND LESSOR SHALL HAVE NO OBLIGATION TO REPAIR OR REPLACE ANY OF THE EQUIPMENT AT ANY TIME, AND LESSEE WA IVES AND RELEASES LESSOR FOR ANY AND ALL CLAIMS, DAMAGES, LOSSES, COSTS AND LIABILITIES ARISING FROM OR OUT OF THE EQUIPMENT. Lessee shall not create or permit any liens or security interests to attach to the Equipment and shall cause any lien or security interest claim with respect to the Equipment to be immediately released. Lessee shall not alter or remove the Equipment from the Property. Lessee shall maintain the Equipment in good condition and repair (reasonable wear and tear only excepted) and shall repair any damage to the Equipment. Upon the expiration or earlier termination of this Agreement, Lessee shall surrender the Equipment to Lessor in the same condition existing on the date such Equipment is delivered to Lessee (reasonable wear and tear only excepted). If Lessee fails to surrender the Equipment to Lessor in such condition, then, Lessee shall reimburse Lessor on demand for any expense which Lessor may incur placing the Equipment in the same condition existing on the date such Equipment is delivered to Lessee (reasonable wear and tear only excepted).

8.

Access. Lessee shall only access the Leased Premises, Electric Use Area, the Water Pipeline Use Area, and the Shop Warehouse over and along the same and along the routes identified and depicted as the “ACCESS ROUTE” on Exhibit “B” (“Access Route”). Lessee shall maintain and repair, to Lessor’s reasonable satisfaction, the Access Route in good and operating condition. Lessee and its agents, employees, contractors, and invitees shall have no right to access any portion of the Property not located within the Leased Premises, Electric Use Area, Water Pipeline Use Area, the Access Route, or the Shop Warehouse.

9.

Lessee’s Activities. Lessee’s construction, operation, and maintenance of the data processing facility, its electric facilities, the Water Well, and the Water Pipeline, and all other activities and operations permitted hereunder, must be performed in a safe and workmanlike manner in strict compliance with: (a) accepted industry standards and practices; (bl all applicable federal, state, and local environmental, health, and safety laws, rules, regulations, and ordinances; and (c) all other applicable federal, state, and local statutes, laws, rules, regulations, and ordinances.

Lessee is responsible for obtaining and maintaining all local, state, and federal approvals and/or permits for its operations and its obligations set forth herein.

All facilities located in the Leased Premises, Electric Use Area, and Water Pipeline Use Area, including, but not limited to, the data processing facility, Lessee’s electric facilities, and the Water Pipeline shall be maintained in good condition by Lessee.

Lessee will keep the Property free and clear of all debris, trash, and litter that may emanate from Lessee’s operations under this Agreement, and if it does not, Lessee will pay Lessor’s reasonable costs of picking up such debris, trash, and litter.

Lessee will not permit its agents, employees, contractors, and invitees to bring firearms, alcoholic beverages, illegal drugs, or contraband of any kind onto the Property or any other land of Lessor.

Lessee and its employees, agents and contractors shall comply, at all times during their presence on the Property or other land of Lessor, with all of Lessor’s safety and personal protection requirements, policies and procedures, as the same may be amended or changed from time to time. Lessee shall notify Lessor at least seventy-two (72) hours in advance of initiating its initial activities on the Property. In the event Lessor’s representative, in such representative’s good faith discretion, determines that Lessee’s operation poses a safety hazard or risk, Lessee shall cease its operation at the discretion and direction of Lessor’s representative without delay or question and may not continue until and unless Lessor’s representative determines that the safety hazard or risk has been remedied and such representative authorizes continuation of the operation, which authorization to continue shall not be unreasonably delayed or conditioned.

After completing construction of its facilities, Lessee shall provide to Lessor with an “as-built” survey showing the Lessee’s underground improvements (water and electrical) related to the data processing facility, its electric facilities, the Water Well, and the Water Pipeline showing the exact location of Lessee’s facilities on the Prope11y.

10.

No Warranties by Lessor. LESSEE ACCEPTS THE LEASED PREMISES, ELECTRIC USE AREA, WATER PIPELINE USE AREA, ACCESS ROUTE, SHOP WA REHOUSE, EQUIPMENT, AND UTILITIES (IF ANY) “AS IS” AND “WHERE IS” WITH ALL FAULTS AND DEFECTS, LATENT AND PATENT. LESSEE ACKNOWLEDGES AND AGREES THAT LESSOR HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), PROMISES, COVENANTS, AGREEMENTS, OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE NATURE, QUALITY, OR CONDITION OF THE LEASED PREMISES, ELECTRIC USE AREA, WATER PIPELINE USE AREA, ACCESS ROUTE, SHOP WAREHOUSE, EQUIPMENT, AND/OR UTILITIES (IF ANY). LESSEE, HAVING BEEN GIVEN THE OPPORTUNITY TO INVESTIGATE AND INSPECT THE LEASED PREMISES, ELECTRIC USE AREA, WATER PIPELINE USE AREA, ACCESS ROUTE, SHOP WAREHOUSE, EQUIPMENT, AND UTILITIES (IF ANY) IS REL YING SOLELY ON ITS OWN INSPECTION AND INVESTIGATION AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF LESSOR OR ANY STATEMENT, REPRESENTATION, ASSERTION, OR NON-ASSERTION MADE BY OR ON BEHALF OF LESSOR.

11.

Term. This Agreement shall be effective for five (5) years commencing on February 1, 2024, and terminating on January 31, 2029 (the “Initial Tenn”). Lessee shall have the option to renew and extend this Agreement for one (1) additional term of five (5) years (the “Renewal Term”), provided (a) Lessee provides written notice to Lessor of such election to renew at least sixty (60) days prior to the expiration of the Initial Term, and (b) at the commencement of the Renewal Term Lessee is not in beach of any term of this Agreement. All terms of the Renewal Tenn will be the same as the Initial Term, except the rental fees for the Renewal Term will be as set forth in Section 12 below.

Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate upon the removal from the Leased Premises of all of Lessee’s equipment and facilities, which renders Lessee’s operations at the Leased Premises non-functional.

12.	Rental Fees. Subject to the conditional abatement of rental fees, during the Initial Term, Lessee shall pay to Lessor monthly rental fees as shown below:

Dates	Monthly Rental Fees
February 1, 2024 - July 31, 2024	$10,000.00
August 1, 2024 -January 31, 2026	$17,500.00
February I, 2026 - January 31, 2029	$20,000.00
February 1, 2029 - January 31, 2034 (if Renewal Term is exercised)	$25,000.00

The monthly rental fees shall be conditionally abated from February 1, 2024 through March 31, 2024. Commencing on April 1, 2024, Lessee shall make the monthly rental fee payments as set forth in this Agreement.

Lessee shall pay the monthly rental fee to Lessor, in advance, without demand, deduction or offset, beginning on February 1, 2024 (subject to the conditional abatement set forth above) and continuing on the first calendar day of each calendar month thereafter, via electronic funds transfer (pursuant to instructions provided by Lessor) of good and immediately available currency of the United States of America or via check at Lessor’s address set forth herein or at such other place as Lessor shall designate in writing from time to time. If the termination of this Agreement occurs on a day other than the last day of a calendar month, the monthly rental fee for such partial month shall be prorated on a daily basis based on the actual calendar days within such calendar month.

Upon its execution of this Agreement, Lessee shall pay to Lessor an amount equal to $20,000 (“Prepaid Rental Fee”), which Prepaid Rental Fee shall be credited against the monthly rental fees payable hereunder on April 1, 2024 through May 31, 2024. Lessee shall not be afforded any beneficial occupancy under this Agreement and Lessee’s rights to occupy the Leased Premises shall commence on February 1, 2024, subject to its advance payment of the Prepaid Rental Fee.

In no event, including early termination, will Lessee be entitled to a return of any portion of the rental fees, including, but not limited to, the Prepaid Rental Fee, paid to Lessor.

13.

Restoration. Prior to the termination of this Agreement, Lessee will remove all of its equipment, facilities, improvements, and alterations, and restore the Leased Premises, Electric Use Arca, Water Pipeline Use Area, Shop Warehouse, and all other areas impacted by Lessee’s operations or activities to its/their original condition; provided, however, notwithstanding the foregoing, at Lessor’s election (in Lessor’s sole discretion), Lessor may require Lessee to abandon its electric facilities and/or the Water Pipeline, or any portion thereof, in place, in which event Lessee shall (a) transfer ownership of such electric facilities and/or the Water Pipeline to Lessor, at no cost to Lessor. If Lessee fails to remove its equipment, facilities, improvements, alterations, and related property from the Leased Premises, Electric Use Area, Water Pipeline Use Area, and Shop Warehouse, except to the extent abandoned in place in accordance with the preceding sentence, and restore the Leased Premises, Electric Use Area, Water Pipeline Use Area, Shop Warehouse, and all other areas impacted by Lessee’s operations or activities in accordance with the provisions of this Agreement within thirty (30) days from the termination of this Agreement, Lessor shall be entitled to remove Lessee’s equipment, facilities, improvements, and alterations, and related property from the Property, without any liability to Lessee, and restore the Leased Premises, Electric Use Area, Water Pipeline Use Area, Shop Warehouse, and all other areas impacted by Lessee’s operations or activities to its/their original condition or contract with a third party to conduct such work. Lessee shall, within thirty (30) days following Lessee’s receipt of an invoice or statement from Lessor, reimburse Lessor for any removal and restoration costs included by Lessor in connection with satisfying Lessee’s removal and restoration obligations under this Agreement.

14.

Holding Over. In the event Lessee holds over with or without the consent of Lessor beyond the term of this Agreement, such holding over shall be on a month-to-month basis terminable at any time by either party upon providing thirty (30) calendar days’ advance written notice to the other party. The monthly rental fee for any such holdover period shall be double the monthly rental fee applicable to the Renewal Term.

15.

Ownership of Lessee’s Equipment. All equipment installed by Lessee shall be the property of Lessee. Lessee at its expense, and without damage to the Property, shall remove its equipment at or prior to the expiration or termination of this Agreement; provided, however, notwithstanding the foregoing, at Lessor’s election (in Lessor’s sole discretion), Lessor may require Lessee to abandon its electric facilities and the Water Pipeline, or any portion thereof, in place, in which event Lessee shall transfer ownership of such electric facilities and/or the Water Pipeline to Lessor, at no cost to Lessor.

16.

Interference. Lessee shall not use, nor shall Lessee permit its employees, invitees or agents to use, any portion of the Property in any way, which interferes with the operations of Lessor or of other licensees or permittees of Lessor at the Property outside of the Leased Premises. Any such interference outside of the permitted use of the Leased Premises provided under Section 2 shall be deemed a material breach of this Agreement by Lessee, and Lessee shall have the responsibility to immediately terminate said interference. Lessee shall obtain the prior written consent of Lessor to any proposed change in Lessee’s use. Lessor shall have the immediate right to unilaterally terminate any interfering use by Lessee. In the event of said termination, Lessor and Lessee shall cooperate to restore Lessee’s use without interference. Any adjustments and/or costs required to restore service shall be the sole responsibility of Lessee.

17.

Indemnity. LESSEE, ITS PERMITTED SUCCESSORS AND ASSIGNS, AGREE TO INDEMNIFY, DEFEND, AND HOLD HARMLESS LESSOR, ITS PARENT, SUBSIDIARIES, AND AFFILIATES, AND EACH OF THEIR DIRECTORS, OFFICERS, AGENTS, AND EMPLOYEES (THE “LESSOR GROUP”), FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, AND SUITS (AND ALL REASONABLE ATTORNEYS’ FEES AND COURT COSTS) (COLLECTIVELY, “CLAIMS”) BY REASON OF, IN CONNECTION WITH, OR ARISING OUT OF (A) THE LEASED PREMISES, (B) LESSEE’S EXERCISE OF RIGHTS UNDER THIS AGREEMENT, (C) LESSEE’S USE OR OCCUP ANY OF THE PROPERTY, (D) THE EQUIPMENT, OR (E) LESSEE’S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS FOR INJURIES TO OR LOSS OF LIFE OF ANY PERSON, OR FOR DAMAGES TO OR LOSS OF ANY PROPERTY. LESSEE, ITS PERMITTED SUCCESSORS AND ASSIGNS, FURTHER AGREE TO INDEMNIFY, DEFEND, AND HOLD HARMLESS LESSOR AND THE LESSOR GROUP FROM AND AGAINST ANY AND ALL ACTUAL OR ALLEGED VIOLATIONS OF LOCAL, STATE, OR FEDERAL LAWS, RULES, REGULATIONS, OR ORDERS THAT ARISE FROM OR RELATE TO THIS AGREEMENT OR LESSEE’S USE OF THE LEASED PREMISES, THE PROPERTY, THE ELECTRIC USE AREA, THE WATER PIPELINE USE AREA, THE ACCESS ROUTE, THE SHOP WAREHOUSE, OR EQUIPMENT. THE PROVISIONS OF THIS SECTION SHALL APPLY WITH RESPECT TO ANY CLAIM CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF LESSOR OR ANY MEMBER OF THE LESSOR GROUP, BUT SHALL NOT APPLY TO THE EXTENT ANY CLAIM ARISES FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR OR ANY MEMBER OF THE LESSOR GROUP.

18.

Compliance with Environmental Laws. By its exercise of its rights hereunder, Lessee will not (i) cause or permit the Leased Premises, nor will it cause the Property, to be in violation of Applicable Environmental Laws (as hereinafter defined); or (ii) do anything or permit anything to be done by Lessee, its contractors, subcontractors, agents or employees that will result in any contamination of soils, ground water, surface water, or natural resources on or adjacent to the Property resulting from Lessee’s operations, including, but not limited to, spills or leaks of oil, gasoline, hazardous materials, hazardous wastes, or other chemical compounds, or will subject the Property or adjacent lands to any remedial obligations under applicable laws pertaining to health or the environment (such laws as they now exist or are hereafter enacted and/or amended are hereinafter sometimes collectively called “Applicable Environmental Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called “RCRA”), as each of said laws may be amended from time to time. Lessee agrees to obtain any permits, licenses or similar authorizations required for its operations by reason of any Applicable Environmental Laws that concern or result from the use of the Property. Lessee will promptly notify Lessor in writing of any existing or pending investigation or inquiry by any governmental authority in connection with any Applicable Environmental Laws concerning Lessee’s operations on Lessor’s property and/or Lessee’s use of the Property, Lessee will not cause or permit its operations to dispose of or otherwise release any hazardous substance or solid waste on or to the property of Lessor. Lessee covenants and agrees to keep or cause (a) the Leased Premises to be kept free of such hazardous substance or solid waste and (b) the Property to be kept free of such hazardous substance or solid waste associated with Lessee’s operations, and to remove the same in accordance with applicable law (or if removal is prohibited by law, to take whatever action is required by law) promptly upon discovery, at Lessee’s sole cost and expense.

The terms “hazardous substance” and “release” as used herein have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provided, that if either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply hereunder subsequent to the effective date of such amendment and provided further, to the extent that any other federal or state law establishes a meaning for “hazardous substance”, “release”, “solid waste”, or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

If Lessee fails to comply with or perform any of the foregoing covenants and obligations, Lessor may (at Lessor’s option without any obligation, express or implied), remove, in accordance with applicable law, any hazardous substance or solid waste from the Property which may be caused by Lessee or its contractors, subcontractors, agents or employees (or if removal is prohibited by law, take whatever action is required by law) and the cost of the removal or such other action shall be reimbursed by Lessee to Lessor.

Environmental Indemnity. LESSEE, ITS PERMITTED SUCCESSORS AND ASSIGNS, AGREE TO INDEMNIFY, DEFEND, AND HOLD HARMLESS LESSOR AND LESSOR GROUP FROM AND AGAINST ANY AND ALL CLAIMS BY REASON OF, IN CONNECTION WITH, OR ARISING OUT OF (A) THE FAILURE OF LESSEE TO PERFORM ANY OBLIGATION HEREIN REQUIRED TO BE PERFORMED BY LESSEE REGARDING APPLICABLE ENVIRONMENTAL LAWS, (B) ANY VIOLATION OF A PROVISION IN ANY APPLICABLE ENVIRONMENTAL LAWS BY LESSEE, ITS CONTRACTORS, SUBCONTRACTORS, AGENTS OR EMPLOYEES, (C) THE REMOVAL, IN ACCORDANCE WITH APPLICABLE ENVIRONMENTAL LAWS, OF HAZARDOUS SUBSTANCES OR SOLID WASTES THAT RES UL TS FROM THE USE OF ANY PORTION OF THE PROPERTY BY LESSEE, ITS CONTRACTORS, SUBCONTRACTORS, AGENTS OR EMPLOYEES (OR IF REMOVAL IS PROHIBITED BY APPLICABLE ENVIRONMENTAL LAWS, THE TAKING OF WHATEVER ACTION IS REQUIRED BY SUCH LAWS), AND (D) ANY ACT, OMISSION, OR EVENT IN VIOLATION OF A PROVISION IN ANY APPLICABLE ENVIRONMENTAL LAWS OCCURRING WHILE LESSEE OCCUPIES ANY PORTION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES OR SOLID WASTES DISPOSED OF OR OTHERWISE RELEASED IN CONNECTION WITH OR RESULTING FROM THE LESSEE’S OPERATIONS HEREUNDER, EXCEPT TO THE EXTENT THE SAME IS DISPOSED OF OR OTHERWISE RELEASED BY LESSOR, ANY MEMBER OF THE LESSOR GROUP, OR ANY OF THEIR RESPECTIVE CONTRACTORS OR SUBCONTRACTORS), REGARDLESS OF WHETHER THE ACT, OMISSION, OR EVENT CONSTITUTED A VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAW AT THE TIME OF ITS EXISTENCE OR OCCURRENCE. NOTHING IN THIS SECTION OR ELSEWHERE IN THIS AGREEMENT SHALL LIMIT OR IMPAIR ANY RIGHTS OR REMEDIES OF LESSOR AGAINST LESSEE OR ANY THIRD PARTY UNDER APPLICABLE ENVIRONMENTAL LAWS, INCLUDING, WITHOUT LIMITATION, ANY RIGHTS OF CONTRIBUTION AVAILABLE THEREUNDER. THE PROVISIONS OF THIS SECTION SHALL APPLY WITH RESPECT TO ANY CLAIM CAUSED BY THE NEGLIGENCE OF LESSOR OR ANY MEMBER OF THE LESSOR GROUP, BUT SHALL NOT APPLY TO THE EXTENT ANY CLAIM ARISES FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR, ANY MEMBER OF THE LESSOR GROUP, OR ANY OF THEIR RESPECTIVE CONTRACTORS OR SUBCONTRACTORS.

19.

Claims; Lessee’s Agents. Lessee, at its sole risk and expense, will be responsible for all claims, demands, liabilities, losses, or other charges or damages (a) occurring in or around the Leased Premises or (b) in connection with, arising from, or related to (i) Lessee’s exercise of rights under this Agreement or (ii) Lessee’s use of the Electric Use Area, Water Pipeline Use Area, Access Route, Shop Warehouse, or Equipment. Lessor will in no event be liable to Lessee or any other patty for any injury to Lessee’s agents, employees, contractors, or invitees or for any damage to or loss of property of Lessee or its agents, employees, contractors, or invitees.

20.

Taxes. Lessee shall pay any taxes and all other fees and assessments attributable to the Equipment and/or Lessee’s equipment, facilities, or improvements located on the Property before such become delinquent. Lessee shall be responsible for the payment of any ad valorem taxes, including real property taxes or similar taxes, attributable to the Leased Premises. In the event the Leased Premises and/or the Equipment and/or Lessee’s equipment, facilities, or improvements located on the Property are assessed and taxed with the other property of Lessor, Lessee shall pay to Lessor its share of such taxes within ninety (90) days after delivery to Lessee by Lessor of a statement in writing setting forth the amount of such taxes.

21.

No Services; Utility Charges. Lessee will pay or cause to be paid promptly when due all charges for water, electricity, gas, telephone, internet, and any other utility services furnished to the Property. LESSOR WILL NOT BE REQUIRED TO PROVIDE ANY SERVICES, EQUIPMENT, FACILITIES, CONSTRUCTION, MAINTENANCE, REPAIRS, OR OTHER ACTIONS. ANY SERVICES, FACILITIES, OR EQUIPMENT, INCLUDING, BUT NOT LIMITED TO, ELECTRICITY OR ELECTRIC SERVICE OR CONNECTIONS, PROVIDED BY LESSOR IS PROVIDED “AS IS, WHERE IS” AND AT LESSEE’S SOLE RISK, COST, AND EXPENSE.

Except for the Water Well in accordance with Section 3 above, Lessee shall not drill any well without the prior express written consent of Lessor.

22.

Lessor’s Reservation of Rights. Lessor hereby reserves to itself, its agents, successors, lessees and assigns, the right to use all portions of the Property in any manner and for any and all purposes, including, though not by way of limitation, (a) constructing such structures, buildings, and other improvements, (b) making such excavations, and (c) laying, constructing, operating, repairing and removing such pipeline or pipelines, as it should deem necessary and proper, and without any liability whatsoever to Lessee for any acts done by it in carrying out such purposes and in performing any acts incidental to same; provided, however, that such use, occupation and enjoyment shall not prevent or materially interfere with the exercise of Lessee’s rights granted herein.

23.

Assignment. Lessee may not assign, sub-lease, encumber, or otherwise transfer this Agreement, any interest herein, or any rights or obligations hereunder without first obtaining the express written consent of Lessor. Any attempted assignment or sub-lease without Lessor’s prior express written consent shall be deemed null and void. In the event Lessor consents to an assignment, such assignment will not be binding on Lessor until Lessee furnishes Lessor a true copy of the instrument evidencing the assignment. Moreover, unless Lessor provides otherwise as part of its written consent, Lessee’s assignment of this Agreement will not relieve Lessee of its obligations hereunder.

24.

Late Payments. In addition to any remedy available to Lessor hereunder or at law or equity, delinquent amounts owing for rental fees or any other sums due to Lessor shall accrue interest at a rate of ten percent (10%) per annum or the maximum rate allowed by applicable law, whichever is lesser, from the date payment was due until the date payment is made and received. Following the dishonor of any check presented for payment, Lessor shall have the right, at Lessor’s option, to require all further payments to be made by wire transfer, certified check, or money order. The accrual of interest will not prejudice any other remedies which may be available to Lessor under this Agreement or at law or equity.

25.

Modification; Waiver. This Agreement shall not be altered, changed or amended except by an instrument in writing executed by both parties. The failure of either party to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision nor will it in any way affect the validity of this Agreement or either party’s right thereafter to enforce each and every other provision. No waiver of any right in or breach of this Agreement by either party will be held to constitute a waiver of any other right or subsequent breach.

26.	Default/Remedies.

A.	The following events shall be deemed to be events of default by Lessee under this Agreement:

i.	Lessee shall fail to pay, within five (5) calendar days following the date it is due, any rental fee or any other sum payable by Lessee under this Agreement;

ii.

Lessee shall fail to comply with any other term, provision or covenant of this Agreement within thirty (30) days after written notice from Lessor to Lessee specifying wherein Lessee has failed to comply; or

iii.

Lessee shall permit to be done, or not do, anything that creates a lien upon any property of Lessor (real or personal) and/or Lessee fails to take all actions to have any lien created or caused by Lessee’s operations to be removed or bonded after written notice thereof from Lessor to Lessee.

B.

Upon occurrence of any event of default by Lessee not cured as provided for in this Agreement, all amounts abated under this Agreement shall be immediately due and payable to Lessor and Lessor may enforce the provisions of this Agreement in any manner provided by law or in equity, including, without limitation, any one or more of the following, in each case, without further notice or demand whatsoever.

i.

In the event of Lessee’s default, Lessor may terminate this Agreement and re-enter upon the Leased Premises, and, in such event, Lessee shall immediately surrender the Leased Premises to Lessor and Lessee’s right to use any portion of the Property shall immediately terminate. If Lessee fails to immediately surrender the Leased Premises, Lessor may enter upon and take possession of the Leased Premises by any lawful means, and lock out, expel, or remove Lessee from the Property without being guilty of any manner of trespass, without liability for any damage or loss occasioned thereby, and without prejudice to any remedies available to Lessor. Lessor may require that Lessee comply with Section 13 above regarding restoration. Lessee agrees to pay to Lessor the amount of loss and damage which Lessor may suffer by reason of such termination, including the following: any unpaid rental fees and other sums payable under this Agreement that accrued prior to the termination of this Agreement; plus all other damages suffered by Lessor, including without limitation, court costs, reasonable attorneys’ fees and other costs incurred in connection with the termination of this Agreement and reasonable expenses of repossession.

ii.

In the event of Lessee’s default, Lessor may, without terminating this Agreement, enter upon and take possession of the Leased Premises by any lawful means, and lock out, expel, or remove Lessee from the Property until such time Lessee has cured all defaults, without being guilty of any manner of trespass, without liability for any damage or loss occasioned thereby, and without prejudice to any remedies available to Lessor. Lessee agrees to pay to Lessor all damages suffered by Lessor, including without limitation, court costs, reasonable attorneys’ fees and other costs incurred, in connection with Lessee taking such action.

iii.

In the event of Lessee’s default, Lessor may carry out Lessee’s obligations under this Agreement, and, if necessary, enter upon the Leased Premises by any lawful means, including by picking or changing the locks if necessary, without being guilty of any manner of trespass and without liability for any damage or loss occasioned thereby, and without prejudice to any of Lessor’s remedies, to carry out such obligations. Lessee agrees to reimburse to Lessor reasonable amounts expended by Lessor, including reasonable attorneys’ fees, costs of litigation and all com1 costs in effecting compliance with Lessee’s obligations under this Agreement.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedy provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rental fee or other sums due to Lessor hereunder or of any damages occurring to Lessor by reason of the violation of any of the terms, provision, and covenants herein contained. Lessor’s acceptance of any rental fee following an event of default hereunder shall not be construed as Lessor’s waiver of such event of default.

No payment by Lessee or receipt by Lessor of any amount less than the amounts due by Lessee hereunder shall be deemed to be other than on account of the amounts due by Lessee, nor shall any endorsement or statement on any check or document accompanying any payment be deemed an accord and satisfaction.

27.

Attorneys’ Fees. In the event that either party hereto defaults in its performance of any of the terms in this Agreement, and if the other party places the enforcement of this Agreement or the collection of any amount due, the recovery of the possession of the Leased Premises, or expulsion of Lessee from the Property, in the hands of an attorney, the prevailing party shall be entitled to recover reasonable attorneys’ fees and court costs, including appeals, if any.

28.

Loss/Damage. Lessor shall not be liable to Lessee for any loss or damage to the Property, or Lessee’s use of its equipment, facilities, or improvements, due to fire, other casualty, the state of repair of the Property or any electric or other equipment, power surge, unavailability or provision of electricity or any other utility, the bursting or leakage of any pipes, or theft or any other act or neglect.

29.

Insurance. At all times during the term of this Agreement, or Lessee is otherwise conducting activities on the Property, Lessee will, at its sole cost and expense, maintain with an insurance company or companies authorized to do business in the State of Oklahoma and possessing an AM Best rating of A or higher, or alternatively acquired from underwriters at Lloyds of London or the Member Companies of the Institute of London Underwriters, insurance coverages of the kinds and in the minimum amounts indicated below:

A.

Workers’ Compensation, including Employer’s Liability Insurance, covering all employees in compliance with all applicable state and federal laws. The workers’ compensation insurance will not be less than the applicable statutory limits and the employer’s liability insurance will not be less than One Million Dollars ($1,000,000) per employee disease and One Million Dollars ($1,000,000) disease policy limit;

B.

Commercial General Liability Insurance, on an “Occurrence” form unless otherwise agreed to in writing by Lessor, including operations of independent contractors, contracts liability, including contractual liability coverage for the indemnity obligations contained in Sections 17 and 19 above, with a combined single limit for bodily injury, personal injury, and property damage liability in an amount not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate;

C.

Automobile Liability Insurance covering all owned, non-owned, and hired vehicles with a combined single limit for bodily injury and property damage liability in an amount not less than One Million Dollars ($1,000,000) per accident; and

D.

Umbrella and/or Excess Liability Insurance in excess of the limits required in subsections A., B., and C. above, with a combined limit of not less than Ten Million Dollars ($10,000,000) per occurrence.

All policies (except Worker’s Compensation and Employer’s Liability) shall include Lessor and the Lessor Group as additional insureds. Such insurance coverages shall specifically provide that they apply separately to each insured against which claim is made or suit is brought, except with respect to the limits of the insurer’s liability. Lessee hereby waives, and shall cause its insurers of the policies required above to waive, all rights of subrogation against Lessor and the Lessor Group. The insurance coverages required by Lessee hereunder shall be primary over any coverages maintained by Lessor. Lessee agrees to provide thirty (30) days written notice of cancellation of or material change to the required insurance coverage. The policy limits specified above are minimum requirements and not limits of liability and shall not be construed in any way as Lessor’s acceptance of responsibility for financial liabilities in excess of such limits. Lessee shall pay all deductibles and self-insured retentions, including defense costs, applicable to the insurance. Prior to commencement of any activities at the Property, Lessee shall furnish Lessor with Cetiificates of Insurance, which document that all coverages and endorsements required by this Agreement have been obtained.

If Lessee employs contractors or subcontractors ( of any tier) to perform any work at or on the Property, Lessee must require such contractors and subcontractors to obtain, maintain, and document to Lessee and Lessor the existence of insurance coverage equivalent to that which such contractors and subcontractors would have been required to furnish to Lessor had they executed this Agreement as Lessee. Prior to any contractor or subcontractor providing any work at or on the Property, and upon request, Lessee will make available to Lessor the insurance documentation relating to its contractors and subcontractors.

30.

No Recordation. Neither party will record this Agreement; provided, however, following written request, Lessor will provide to Lessee a Memorandum of this Agreement (in form and substance reasonably acceptable to Lessor) for recordation in the real property records of Blaine County, Oklahoma. Within thirty (30) days following expiration, or earlier termination, of this Agreement, Lessee will record a notice of termination of this Agreement in the real property records of Blaine County, Oklahoma, and, if Lessee fails to record a notice of termination prior to the expiration of such 30-dey period, Lessor may file such notice on behalf of Lessee.

31.

Notices. Any notices provided for or permitted in this Agreement shall be made by certified United States Mail, postage prepaid, or by delivering of same in person or via reputable overnight delivery courier, as follows:

Lessor:	TOM-STACK, LLC Attn: Land Department 1722 Routh Street, Ste. 1300 Dallas, TX 7520 I

Lessee:	SPRE WATONGA OK, LLC Attn: Cathy Holbrook 2146 Roswell Road, Suite 108-851 Marietta, GA 30062

Either party may change its address for notice by notifying the other party in writing in accordance with the provisions of this Section 31 of such new address.

32.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Lessor and Lessee and their respective permitted successors and assigns.

33.

Entire Agreement. This Agreement constitutes the entire Agreement and understanding of the parties with respect to the subject matter and supersedes all offers, negotiations and other Agreements, whether oral or written, relating to such subject matter. There are no representations or understandings of any kind not set forth herein.

34.

Applicable Law. This Agreement shall be governed by the laws of the State of Oklahoma. All the terms and provisions of this Agreement are hereby expressly made subject to all federal, state and local laws and to all laws, orders, rules, regulations and standards issued thereunder by all duly constituted political sub-divisions and agencies having jurisdiction, as currently existing and this Agreement shall ipso facto be considered supplemented and/or amended accordingly to make this Agreement subject thereto, and Lessee hereby warrants that it will comply with same.

35.

Prior Conveyances. This Agreement shall be subject to (a) any and all contracts, conveyances, liens, encumbrances, leases, and rights-of-way affecting the Property, which have been disclosed to Lessee prior to the Effective Date and/or which are apparent in the public records, (b) any and all matters that are visible or apparent on the ground, and ( c) the reservations and provisions provided herein.

36.

Severability. The provisions of this Agreement are severable, and, in the event that any one or more provisions is deemed invalid, illegal, or otherwise unenforceable by a com1 of competent jurisdiction, such finding will not affect the other provisions of this Agreement or the Agreement as a whole, but such provision will be deemed modified to the extent necessary to render such provision enforceable, and the rights and obligations of the parties will be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreement of the pat1ies as set forth herein.

37.

Construction of Agreement. The pat1ies acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on said review and consultation, the parties agree with each and eve1y provision contained in this Agreement. Accordingly, the parties agree that the rule of construction that a contract be construed against the drafter, if any, will not be applied in the interpretation and construction of this Agreement.

38.

Headings and Captions. All headings and captions used in this Agreement are for guidance and convenience only and will have no significance, nor will same be considered a part of or affect the construction or interpretation of any provision of this Agreement.

39.

Survival. The following Sections will survive the termination of this Agreement: Sections 4, 8, 9, 10, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, and any other Section that by its nature is intended to survive the termination of this Agreement.

40.

Counterparts. This insttu111ent may be executed in any number of counterpa11s and each counterpart shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the respective date set forth below, but effective as of January 12, 2024 (“Effective Date”).

LESSOR:

TOM-STACK, LLC, a Delaware limited liability company

By:	/s/ Walter Pinto

Name:	Walter Pinto

Title:	EVP & COO

Date:	01/24/2024

LESSEE:

SPRE WATONGA OK, LLC, an Georgia limited liability company

By:	/s/ Robert C. Bissell

Name:	Robert C. Bissell

Title:	Manager

Date:	1/12/24